                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             -----------------------

Date of report (Date of earliest event reported):    July 19, 2000

                              HEADHUNTER.NET, INC.
               (Exact Name of Registrant as Specified in Charter)

          Georgia                      000-27003               58-2403177

(State or Other Jurisdiction   (Commission File Number)       (IRS Employer
     of Incorporation)                                     Identification No.)


                              HeadHunter.NET, Inc.
                          333 Research Court, Suite 200
                             Norcross, Georgia 30092

          (Address of Principal Executive Offices, including Zip Code)


Registrant's telephone number, including area code:  (770) 349-2400

                                       N/A

          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

Merger

         On July 19, 2000, HeadHunter.NET, Inc. (the "Corporation") acquired all of the assets of Career Mosaic Inc., an online recruiting service ("Career Mosaic"), by merging (the "Merger") Career Mosaic into a wholly owned subsidiary of the Corporation, Resume Acquisition Corporation, pursuant to an Agreement and Plan of Merger dated as of April 15, 2000 (as amended, the "Merger Agreement"). In the Merger, each share of common stock of Career Mosaic was converted into 750 shares of the Corporation's common stock. The Corporation issued an aggregate of 7,500,000 shares of its common stock in the Merger, which represented approximately 40.6% of the Corporation's outstanding shares immediately after the Merger. The exchange ratio was determined in arm's length negotiations between the parties to the Merger Agreement. Immediately after the Merger, Bernard Hodes Group Inc., a majority stockholder of Career Mosaic prior to the Merger ("BHG"), owned 5,827,400 shares of the Corporation's common stock, or approximately 31.6% of the Corporation's outstanding shares immediately after the Merger. In accordance with the Merger Agreement, BHG designated Bernard S. Hodes as a nominee to the Corporation's board of directors.

Rights Agreement

         On April 15, 2000, in connection with the Merger, the Corporation and American Stock Transfer & Trust Company entered into a Shareholder Protection Rights Agreement (as the same may be amended, the "Rights Agreement"), and the board of directors of the Corporation declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock of the Corporation. The dividend was paid on April 27, 2000 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Corporation one one-thousandth of a share of Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation, at a price of $200 per one one-thousandth of a share, subject to adjustment.

         Generally, each Right only becomes exercisable if an "acquiring person" acquires 15% or more of the Corporation's outstanding common stock (other than the Rights held by the acquiring person which terminate). Each exercisable Right will automatically become a Right to buy at the exercise price of $200 that number of shares of the Corporation's common stock having a market value of twice the exercise price. The Corporation may substitute cash, property, a reduction in the exercise price, Junior Participating Preferred Stock or other securities having a value equal to the Corporation's common stock which would otherwise be issuable. The Corporation may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person, if the Corporation's board of directors is controlled by the acquiring person, unless proper provision is made so that each exercisable Right would thereafter become a Right to buy, for the exercise price, that number of shares of common stock of such other person having a market value of twice the exercise price. The description and terms of the Rights are set forth more fully in the Rights Agreement.

Registration Rights Agreement

         On July 19, 2000, in connection with the Merger, BHG, ITC Holding Company, Inc. ("ITC") and the Corporation entered into a Registration Rights Agreement. Under this agreement, BHG has registration rights regarding shares of the Corporation's common stock received by BHG in the Merger which are not sold under the Corporation's proxy statement/prospectus dated
June 19, 2000, and ITC has registration rights regarding shares of the Corporation's common stock held by, or issuable upon exercise of options or warrants beneficially owned by, ITC on July 19, 2000.

         BHG or ITC at any time commencing after July 19, 2001, may demand, with customary exceptions, that the Corporation register the resale of all such holder's registrable securities or at least a number of such shares which would result in an aggregate offering price of at least $5,000,000. The Corporation is obligated to effect up to five demand registrations for each of ITC and BHG and up to two demand registrations for any other holder of registrable securities who is entitled to demand registration rights under the Registration Rights Agreement.

         In addition, subject to specified exceptions, if the Corporation proposes to register any of its equity securities, it must provide notice of such proposed registration to any shareholder entitled to registration rights under the Registration Rights Agreement. Such shareholders will be permitted to include their registrable securities in such proposed registration, subject to customary underwriter cut-backs.

         The Corporation will pay all costs and expenses of any registration under the Registration Rights Agreement, except for underwriters' discounts and commissions.

Shareholders' Agreement

         On July 19, 2000, in connection with the Merger, the Corporation, Omnicom Group Inc., BHG and ITC entered into a Shareholders' Agreement. The Shareholders' Agreement provides that:

         - until such time as ITC or Omnicom Group Inc. and BHG beneficially own less than the lower of (1) 10% of the voting power of all the Corporation's outstanding voting securities and (2) 50% of the voting power beneficially owned by such holder(s) on July 19, 2000, ITC and Omnicom Group Inc./BHG will vote all outstanding voting securities as follows:

                  - with respect to the election of the Corporation's directors, in favor of the persons named by ITC and BHG in accordance with the Shareholders' Agreement;

                  - on all proposals of any other shareholders of the Corporation, as recommended by the Corporation's board of directors; and

                  - on all other matters which come before the Corporation's shareholders, in such party's discretion up to 30% of the total voting power of the Corporation and with respect to any voting securities held in excess of such 30%, in proportion to how all other voting securities of the Corporation which are not held by such holder are voted.

         - until July 19, 2005, each of ITC and Omnicom Group Inc./BHG will not:

                  - effect, participate or propose to effect or participate in any acquisition of any securities or assets of the Corporation;

                  - effect, participate or propose to effect or participate in any tender or exchange offer or any merger or other business combination involving the Corporation;

                  - effect, participate or propose to effect or participate in any recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to the Corporation;

                  - effect, participate or propose to effect or participate in any solicitation of proxies or consents to vote any voting securities of the Corporation;

                  - form, join or participate in a group, as defined under the Securities Exchange Act of 1934;

                  - except by reason of an affiliate serving on the Corporation's board of directors, act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Corporation; or

                  - take any action which might force the Corporation to make a public announcement regarding, or enter into any discussions with any third party with respect to, any of the above matters.

         Despite this restriction, each of ITC and Omnicom Group Inc./BHG may make a confidential proposal to the Corporation's board of directors with respect to any of the foregoing as long as the terms of the proposal are conditioned on the Corporation maintaining the confidentiality of the proposal.

         On July 31, 2000, BHG irrevocably waived its rights under the Merger Agreement and the Shareholders' Agreement to designate one of the two nominees to the Corporation's board of directors to which BHG originally was entitled. After such waiver, BHG is entitled to designate only one nominee to the Corporation's board of directors.

         A copy of the Shareholders' Agreement is filed as Exhibit 99.4 hereto and a copy of the Waiver is filed as Exhibit 99.5 hereto.

Credit Agreement

         On July 19, 2000, in connection with the Merger, the Corporation and Omnicom Finance, Inc. entered into a Credit Agreement under which Omnicom Finance, Inc. provides a revolving line of credit of up to $10,000,000 to the Corporation. The revolving line of credit will terminate and the outstanding principal and accrued but unpaid interest will become due and payable upon the earlier of (1) July 19, 2001 or (2) any public offering by the Corporation which results in gross cash proceeds to the Corporation of at least $30,000,000, except for public offerings to the Corporation's employees, directors and consultants, or any business combination. Interest will accrue on outstanding principal borrowed by the Corporation under the Credit Agreement at a rate equal to the internal cost of capital for Omnicom Group Inc. as in effect from time to time and such interest is due and payable quarterly. The revolving line of credit is unsecured.

         During the term of the credit agreement, the Corporation must comply with specified covenants, including that the Corporation may not make capital expenditures in excess of $5,000,000 and must have consolidated revenues of at least:

                  -        $7,150,000 for the quarter ending September 30, 2000;
                  -        $7,500,000 for the quarter ending December 31, 2000;
                  -        $7,900,000 for the quarter ending March 31, 2001; and
                  -        $8,300,000 for the quarter ending on June 30, 2001.

         A copy of the Credit Agreement is filed as Exhibit 99.6 hereto.

Non-Competition Agreement

         On July 19, 2000, in connection with the Merger, the Corporation and BHG entered into a Non-Competition Agreement. Under the Non-Competition Agreement BHG agrees that until July 19, 2001,

         - BHG will not engage in, or own, manage, operate, control or participate in, as a 10% or greater shareholder, partner, member or joint venturer, any company which engages in the business of creating and operating online multi-company commercial job posting boards via the Internet. BHG is permitted to provide advisory or consulting services to its clients related to the development of such clients' online job boards for their own job opportunities and continue the activities of Recruitsoft.com Inc.;

         - BHG will not solicit for employment any current employee of the Corporation who formerly worked for CareerMosaic; and

         - BHG will not solicit or call on as a client or customer for the purpose of engaging in the business of creating and operating online multi-company commercial job posting boards via the Internet, any person or entity that had been a customer or CareerMosaic from July 19, 1999 to July 19, 2000.

         A copy of the Non-Competition Agreement is filed as Exhibit 99.7 hereto.

Indemnification Agreements

         On July 19, 2000, in connection with the Merger, the Corporation entered into indemnification agreements with each of ITC and BHG under which the Corporation agreed to indemnify ITC and BHG for any indemnifiable losses incurred by either of them which is based on any action or inaction of the Corporation, except for losses for which ITC or BHG, respectively, have expressly agreed to be liable pursuant to any written contract between the Corporation and ITC or BHG, respectively, or the portion of any losses based on a final non-appealable determination by a court that such losses were related solely to the gross negligence, recklessness or willful misconduct of ITC or BHG, respectively.

         A copy of the form of the indemnification agreements is filed as
Exhibit 99.8 hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Business Acquired.

         The financial statements of Career Mosaic required by this item are contained in the financial statements and accompanying notes listed in the Index on page F-1.

         (b)      Pro Forma Financial Information

         The pro forma financial information required by this item is contained in the financial statements and accompanying notes listed in the Index on page F-1.

         (c) The following exhibits are filed as part of this Current Report on Form 8-K:

   EXHIBIT NO.                         DESCRIPTION
   -----------                         -----------

         23.1     Consent of Arthur Andersen LLP

         99.1     Agreement and Plan of Merger dated April 15, 2000 among the
                  Corporation, Resume Acquisition Corporation, ITC Holding
                  Company, Inc., Omnicom Group Inc., Bernard Hodes Group Inc.
                  and Career Mosaic Inc., as amended by Amendment No. 1 to
                  Agreement and Plan of Merger dated June 19, 2000 (incorporated by reference from Exhibit 2.2 of the Corporation's registration statement on Form S-4 (File No. 333-37430))

         99.2     Shareholder Protection Rights Agreement dated as of April 15,
                  2000, between the Corporation and American Stock Transfer &
                  Trust Company, as Rights Agent (incorporated by reference from
                  Exhibit 99.3 to the Corporation's Current Report on Form 8-K filed on April 19, 2000)

         99.3     Registration Rights Agreement dated July 19, 2000 among the
                  Corporation, Bernard Hodes Group Inc. and ITC Holding Company,
                  Inc.

         99.4     Shareholders' Agreement dated July 19, 2000 among the
                  Corporation, Omnicom Group Inc., Bernard Hodes Group Inc. and
                  ITC Holding Company, Inc.

         99.5     Waiver dated July 31, 2000.

         99.6     Credit Agreement between the Corporation and ITC Holding
                  Company, Inc. and Omnicom Finance, Inc.

         99.7     Non-Competition Agreement dated July 19, 2000 between the
                  Corporation and Bernard Hodes Group Inc.

         99.8     Form of Indemnification Agreement between the Corporation and
                  ITC Holding Company, Inc. and Bernard Hodes Group Inc.

         99.9     Press Release dated July 19, 2000.

                         INDEX TO FINANCIAL STATEMENTS

                                                                             PAGE
                                                                             ----
CAREER MOSAIC INC.                                                         F-2
Balance Sheets as of December 31, 1998 and 1999 and March
  31, 2000 (Unaudited).................................................... F-3
Statements of Operations for the Years Ended December 31,
  1997 (Unaudited), 1998 and 1999 and the Three Months Ended
  March 31, 1999 and 2000 (Unaudited)..................................... F-4
Statements of Stockholder's Equity (Deficit) for the Years
  Ended December 31, 1997 (Unaudited), 1998 and 1999 and the
  Three Months Ended March 31, 2000 (Unaudited)........................... F-5
Statements of Cash Flows for the Years Ended December 31,
  1997 (Unaudited), 1998 and 1999 and the Three Months Ended
  March 31, 1999 and 2000 (Unaudited)..................................... F-6
Notes to Financial Statements............................................. F-7

HEADHUNTER.NET, INC.
Unaudited Pro Forma Financial Data.......................................  F-14
Unaudited Pro Forma Balance Sheet as of March 31, 2000...................  F-15
Unaudited Pro Forma Statements of Operations for the
  Three Months Ended March 31, 2000....................................... F-16
Unaudited Pro Forma Statements of Operations for the
  Twelve Months Ended December 31, 1999................................... F-17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Career Mosaic Inc.:

     We have audited the accompanying balance sheets of CAREER MOSAIC INC. (a subsidiary of Bernard Hodes Group Inc., a wholly owned subsidiary of Omnicom Group Inc., as of October 28, 1999, an unincorporated division of Bernard Hodes Group Inc. prior to October 28, 1999) as of December 31, 1998 and 1999 and the related statements of operations, stockholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Career Mosaic Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

New York, New York
May 15, 2000

                               CAREER MOSAIC INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

                                                                 DECEMBER 31,
                                                            -----------------------    MARCH 31,
                                                               1998         1999         2000
                                                            ----------   ----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowance for doubtful
     accounts of $40,000 as of December 31, 1998 and 1999
     and March 31, 2000, respectively.....................  $1,077,010   $1,422,238   $ 1,385,121
  Prepaid expenses........................................     382,951      463,696       318,011
                                                            ----------   ----------   -----------
          Total current assets............................   1,459,961    1,885,934     1,703,132
OTHER ASSETS..............................................          --      265,573       265,573
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $63,359, $232,434 and $315,993 as of December 31, 1998
  and 1999 and March 31, 2000, respectively...............     124,922      667,368       913,320
INTANGIBLES, net of accumulated amortization of $77,667,
  $188,667 and $265,167 as of December 31, 1998 and 1999
  and March 31, 2000, respectively........................     152,333    1,341,333     1,264,833
                                                            ----------   ----------   -----------
          Total assets....................................  $1,737,216   $4,160,208   $ 4,146,858
                                                            ==========   ==========   ===========
                         LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable........................................  $  109,185   $  268,292   $    87,255
  Accrued expenses........................................     179,247      357,181     1,920,510
  Due to parent company...................................          --    2,032,255     6,095,557
  Deferred revenue........................................   1,408,265    1,721,172     1,617,332
                                                            ----------   ----------   -----------
          Total current liabilities.......................   1,696,697    4,378,900     9,720,654
                                                            ----------   ----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY (DEFICIT):
  Parent's net investment in division.....................      40,519           --            --
  Common stock, $1.00 par value; 0, 10,000 and 10,000
     shares authorized at December 31, 1998 and 1999, and
     March 31, 2000, respectively; 0, 100 and 100 shares
     issued and outstanding at December 31, 1998 and 1999
     and March 31, 2000, respectively.....................          --          100           100
  Additional paid-in capital..............................          --      664,346       664,346
  Accumulated deficit.....................................          --     (883,138)   (6,238,242)
                                                            ----------   ----------   -----------
          Total stockholder's equity (deficit)............      40,519     (218,692)   (5,573,796)
                                                            ----------   ----------   -----------
          Total liabilities and stockholder's equity
            (deficit).....................................  $1,737,216   $4,160,208   $ 4,146,858
                                                            ==========   ==========   ===========

      The accompanying notes are an integral part of these balance sheets.

                               CAREER MOSAIC INC.

                            STATEMENTS OF OPERATIONS
        FOR THE YEARS ENDED DECEMBER 31, 1997 (UNAUDITED), 1998 AND 1999
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

                                                 DECEMBER 31,                        MARCH 31,
                                    ---------------------------------------   ------------------------
                                       1997          1998          1999          1999         2000
                                    -----------   -----------   -----------   ----------   -----------
                                    (UNAUDITED)                                     (UNAUDITED)
REVENUES..........................  $4,191,811    $ 8,005,300   $13,636,170   $3,037,902   $ 3,630,922
                                    ----------    -----------   -----------   ----------   -----------
OPERATING EXPENSES:
  Marketing and selling...........   1,233,000      3,917,307     6,402,685    1,377,451     4,997,251
  General and administrative......   1,883,900      3,860,667     7,083,566    1,090,917     3,246,177
  Depreciation and amortization...      49,712         91,314       280,075       25,548       160,059
  Allocated parent company
     expenses.....................     624,000      1,330,289     2,049,778      472,140       541,449
                                    ----------    -----------   -----------   ----------   -----------
          Total operating
            expenses..............   3,790,612      9,199,577    15,816,104    2,966,056     8,944,936
                                    ----------    -----------   -----------   ----------   -----------
OPERATING INCOME (LOSS)...........     401,199     (1,194,277)   (2,179,934)      71,846    (5,314,014)
INTEREST INCOME (EXPENSE)-
  AFFILIATE.......................       3,537             --       (31,083)          --       (41,090)
                                    ----------    -----------   -----------   ----------   -----------
INCOME (LOSS) BEFORE INCOME
  TAXES...........................     404,736     (1,194,277)   (2,211,017)      71,846    (5,355,104)
INCOME TAX (PROVISION) BENEFIT....    (189,350)       189,350            --           --            --
                                    ----------    -----------   -----------   ----------   -----------
NET INCOME (LOSS).................  $  215,386    $(1,004,927)  $(2,211,017)  $   71,846   $(5,355,104)
                                    ==========    ===========   ===========   ==========   ===========

        The accompanying notes are an integral part of these statements.

                               CAREER MOSAIC INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
        FOR THE YEARS ENDED DECEMBER 31, 1997 (UNAUDITED), 1998 AND 1999
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                    PARENT'S                                                       TOTAL
                                       NET         COMMON STOCK     ADDITIONAL                 STOCKHOLDER'S
                                  INVESTMENT IN   ---------------    PAID-IN     ACCUMULATED      EQUITY
                                    DIVISION      SHARES   AMOUNT    CAPITAL       DEFICIT       (DEFICIT)
                                  -------------   ------   ------   ----------   -----------   -------------
BALANCE, December 31, 1996
  (unaudited)...................   $         0       0      $  0     $      0    $         0    $         0
Net advances to division
  (unaudited)...................       433,919       0        10            0              0        433,919
Net income (unaudited)..........       215,386       0         0            0              0        215,386
                                   -----------     ---      ----     --------    -----------    -----------
BALANCE, December 31, 1997......       649,305      --        --           --             --        649,305
Net advances to division........       396,141      --        --           --             --        396,141
Net loss........................    (1,004,927)     --        --           --             --     (1,004,927)
                                   -----------     ---      ----     --------    -----------    -----------
BALANCE, December 31, 1998......        40,519      --        --           --             --         40,519
Net advances to division........     1,951,806      --        --           --             --      1,951,806
Incorporation of Career
  Mosaic........................      (664,446)    100       100      664,346             --             --
Net loss........................    (1,327,879)     --        --           --       (883,138)    (2,211,017)
                                   -----------     ---      ----     --------    -----------    -----------
BALANCE, December 31, 1999......            --     100       100      664,346       (883,138)      (218,692)
Net loss (unaudited)............            --      --        --           --     (5,355,104)    (5,355,104)
                                   -----------     ---      ----     --------    -----------    -----------
BALANCE, March 31, 2000
  (unaudited)...................   $        --     100      $100     $664,346    $(6,238,242)   $(5,573,796)
                                   ===========     ===      ====     ========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                               CAREER MOSAIC INC.

                            STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED DECEMBER 31, 1997 (UNAUDITED), 1998 AND 1999
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

                                               DECEMBER 31,                         MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1997          1998          1999          1999          2000
                                  -----------   -----------   -----------   -----------   -----------
                                  (UNAUDITED)                                      (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss).............  $   215,386   $(1,004,927)  $(2,211,017)  $    71,846   $(5,355,104)
                                  -----------   -----------   -----------   -----------   -----------
  Adjustments to reconcile net
     income (loss) to net cash
     (used in) provided by
     operating activities:
     Depreciation and
       amortization.............       49,712        91,314       280,075        25,548       160,059
     Changes in operating assets
       and liabilities:
       Accounts receivable......     (670,737)     (406,273)     (345,228)     (211,047)       37,117
       Prepaid expenses.........     (365,168)      (17,783)      (80,745)      (11,849)      145,685
       Other assets.............           --            --      (265,573)           --            --
       Accounts payable and
          accrued expenses......      276,832        11,600       337,041       177,342     1,382,292
       Deferred revenue.........      410,128       998,137       312,907       149,427      (103,840)
                                  -----------   -----------   -----------   -----------   -----------
          Total adjustments.....     (299,233)      676,995       238,477       129,421     1,621,313
                                  -----------   -----------   -----------   -----------   -----------
          Net cash (used in)
            provided by
            operating
            activities..........      (83,847)     (327,932)   (1,972,540)      201,267    (3,733,791)
                                  -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures..........     (120,072)      (68,209)     (711,521)      (15,039)     (329,511)
  Purchase of intangibles.......     (230,000)           --    (1,300,000)           --            --
                                  -----------   -----------   -----------   -----------   -----------
          Net cash used in
            investing
            activities..........     (350,072)      (68,209)   (2,011,521)      (15,039)     (329,511)
                                  -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net advances to division......      433,919       396,141     1,951,806      (186,228)           --
  Change in due to parent.......           --            --     2,032,255            --     4,063,302
                                  -----------   -----------   -----------   -----------   -----------
          Net cash provided by
            (used in) financing
            activities..........      433,919       396,141     3,984,061      (186,228)    4,063,302
                                  -----------   -----------   -----------   -----------   -----------
NET INCREASE IN CASH............           --            --            --            --            --
CASH, BEGINNING OF YEAR.........           --            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
CASH, END OF YEAR...............  $        --   $        --   $        --   $        --   $        --
                                  ===========   ===========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                               CAREER MOSAIC INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

ORGANIZATION

     Career Mosaic Inc. ("CareerMosaic" or the "Company") was incorporated in the state of Delaware on October 28, 1999 and is a wholly owned subsidiary of Bernard Hodes Group Inc. ("BHG" or the "Parent Company"), which is a wholly owned subsidiary of Omnicom Group Inc. ("Omnicom"). Prior to October 28, 1999, the Company operated as an unincorporated division of BHG.

     On April 15, 2000, HeadHunter.NET, Inc. ("HeadHunter") entered into an agreement to acquire the outstanding common stock of the Company.

NATURE OF BUSINESS

     CareerMosaic provides online recruiting services via its web site at www.careermosaic.com. Employers and recruiters use the web site to advertise job opportunities and review resumes. Job seekers use the web site to identify, research and evaluate a broad range of job opportunities.

     The Company has incurred annual losses and negative annual cash flows from operations as a result of efforts to build out its network infrastructure, increase internal staffing and develop its systems. The Company expects to continue to focus on increasing its customer base and expanding its operations. Accordingly, the Company expects that its marketing and selling, general and administrative expenses, and capital expenditures will continue to increase significantly, all of which will have a negative impact on near term financial and operating results. There can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow. The Company has been funded to date by Omnicom and will be funded by HeadHunter subsequent to the acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION

     The financial statements of the Company have been derived from the consolidated financial statements of BHG and have been prepared to present the financial position, results of operations, and cash flows of the Company on a stand-alone basis. Accordingly, the accompanying financial statements include certain administrative costs and expenses, which have been allocated to the Company by BHG. These costs have been allocated on a pro rata basis based primarily on employee headcount and revenues, and represent management's best estimates of what such expenses would have been had the Company been operated as a separate entity. In the opinion of management, the accompanying interim financial statements contain all material adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues consist of job posting revenues, resume subscription revenues and advertising revenues. Job posting revenues and resume subscription revenues are recognized after substantial completion of services.

                               CAREER MOSAIC INC.

Advertising revenues are recognized in the month that the advertising impressions are delivered. In 1998 and 1999, revenues from the Parent Company accounted for approximately 53% and 42% of revenues, respectively (Note 6).

     Agency commissions represent discounts given to agencies who work on behalf of the Company to secure job postings. The Company records the discount as a deduction from revenues in the accompanying financial statements.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed in the current period. Estimated useful lives for the Company's assets are as follows:

Telecommunications and computer equipment...................  Three years
Furniture and fixtures......................................  Ten years

     Gains or losses on disposal of property and equipment are recognized in operations in the year of disposition.

INTERNAL USE SOFTWARE

     Effective for fiscal year 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The statement requires capitalization of certain costs incurred in the development of internal use software, including external direct material and service costs. Prior to adoption of SOP 98-1, the Company expensed these costs as incurred. Capitalized costs are amortized over a period of three years. The adoption of SOP 98-1 did not have a material effect on the financial statements.

WEB SITE DEVELOPMENT COSTS

     The Company accounts for web site development costs based on the nature of such costs. The Company's primary web site development costs relate to site content. Costs for internally developed content are expensed as incurred. Purchased content is expensed over the period the Company receives the content.

INTANGIBLE ASSETS

     Intangible assets and the related useful lives and accumulated amortization at December 31, 1998 and 1999 are as follows:

                                                                1998        1999
                                                              --------   ----------
Domain names................................................  $200,000   $1,500,000
Other intangibles...........................................    30,000       30,000
                                                              --------   ----------
                                                               230,000    1,530,000
Less accumulated amortization...............................   (77,667)    (188,667)
                                                              --------   ----------
Intangible assets, net......................................  $152,333   $1,341,333
                                                              ========   ==========

     In May 1997, the Company acquired the rights to various Internet domain names and trademarks for $200,000. The Company is amortizing the intangibles on a straight-line basis over a period of five years.

                               CAREER MOSAIC INC.

     In September 1999, the Company acquired the rights to the Internet domain name, www.careers.com, for $1,300,000. The Company is amortizing the intangible asset on a straight-line basis over a period of five years.

LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including accounts receivables, accounts payable and Due to parent, approximate fair value due to their short-term nature.

DEFERRED REVENUE

     Deferred revenue represents a liability for advance billings to customers. Such amounts are recognized as revenues when the related services are provided.

INCOME TAXES

     The Company is not a separate taxable entity and the consolidated income tax returns of Omnicom include the Company. For purposes of these financial statements, income taxes allocated to the Company have been computed and recorded on a separate return basis based on the statutory rates in effect (Note
7).

     Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING COSTS

     The Company expenses the costs of advertising as incurred. Advertising expenses included in marketing and selling expenses in the accompanying statements of operations were $3,577,307 and $5,615,917 for the years ended December 31, 1998 and 1999, respectively.

SOURCES OF SUPPLIES

     The Company relies on third-party networks, local and long-distance telephone companies, and other companies to provide data and telecommunications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, disruption of these services for more than a brief period could have an adverse effect on operating results.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to advance billings to customers for services and the ability to terminate service on delinquent accounts. In addition, the number of customers comprising the customer base mitigates the concentration of credit risk.

                               CAREER MOSAIC INC.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. Management believes this statement will not have a material impact on the Company's financial statements.

     In 1998, the Company was subject to the provisions of SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Neither statement had any impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses) and the Company has only one operating business segment. The Company will continue to review these statements over time, in particular SFAS No. 131, to determine if any additional disclosures are necessary based on evolving circumstances.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1998 and 1999, respectively:

                                                                1998       1999
                                                              --------   ---------
Telecommunications and computer equipment...................  $152,967   $ 864,488
Furniture and fixtures......................................    35,314      35,314
                                                              --------   ---------
                                                               188,281     899,802
Less accumulated depreciation and amortization..............   (63,359)   (232,434)
                                                              --------   ---------
Property and equipment, net.................................  $124,922   $ 667,368
                                                              ========   =========

Depreciation expense was $45,314 and $169,075 for the years ended December 31, 1998 and 1999, respectively.

4. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company has operating lease agreements, which relate to the lease of office space. Rental expense attributable to these operating leases was $253,329 and $294,251 for the years ended December 31, 1998 and 1999, respectively.

     At December 31, 1999, the Company's minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows:

2000........................................................  $278,292
2001........................................................   212,466
2002........................................................    55,716
2003........................................................    41,787
2004 and thereafter.........................................        --
                                                              --------
          Total minimum lease payments......................  $588,261
                                                              ========

PURCHASE COMMITMENTS

     The Company has entered into an agreement with an Internet company to purchase a minimum of approximately $3.6 million in banner advertisements in 2000. Purchase commitments under the agreement are being expensed as the advertisements are incurred.

                               CAREER MOSAIC INC.

LEGAL PROCEEDINGS

     The Company is not currently a party to any legal proceedings. The Company, from time to time, may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property of third parties by the Company.

5. EMPLOYEE SAVINGS PLAN

     The Company participates in an employee savings plan (the "Savings Plan") of the Parent Company. The Savings Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company has not made any material contributions to the Savings Plan for the years ended December 31, 1998 and 1999.

6. RELATED-PARTY TRANSACTIONS

     Services provided to the Company by the Parent Company include support in major functional areas, such as accounting, human resources, legal, risk management, payroll, sales and marketing and taxes. Such expenses, included in the accompanying statements of operations, have been allocated to the Company based on the relative level of time incurred for the respective service. Rent expense has been allocated based on the Company's proportionate amount of space occupied. Senior management salaries have been allocated to the Company based on the percentage of time devoted by said management personnel to the Company. Management believes the basis for these allocations is reasonable.

     In 1998 and 1999, the Company utilized its Parent Company as one of its agents. In addition to the 20% commission discount granted to its non-affiliated agents (Note 2), the Company provided an additional discount of 30% to the Parent Company. The additional discount is also recorded as a deduction from revenue in the accompanying statements of operations. Revenues, net of the agency discount, from the Parent Company were approximately $4.2 million and $5.6 million for the years ended December 31, 1998 and 1999, respectively.

     The Due to Parent Company account in the accompanying balance sheets represents funds advanced to CareerMosaic by the Parent Company. Interest charged to the Company varies on a monthly basis. Interest expense of $31,083 and $41,090 is included in the accompanying statements of operations for the period from incorporation to December 31, 1999 and the three months ended March 31, 2000, respectively. The amounts are based on an average interest rate of 5.37% and 5.79% for the period from incorporation to December 31, 1999 and the three months ended March 31, 2000, respectively.

7. INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and income tax purposes. As discussed in Note 2, the Company is included in the consolidated return of Omnicom. No tax-sharing arrangement exists between Omnicom and the Company.

     The benefit for income taxes is attributable to the following:

                                                                1998         1999
                                                              ---------   -----------
Current.....................................................  $(189,349)  $        --
Deferred....................................................   (354,059)   (1,011,666)
Increase in valuation allowance.............................    354,059     1,011,666
                                                              ---------   -----------
  Income tax benefit........................................  $(189,349)  $        --
                                                              =========   ===========

                               CAREER MOSAIC INC.

     The income tax benefit reflected for 1998 represents a carryback of the loss generated in 1998 to offset income recognized by the company in 1997. No receivable for this benefit has been reflected since no tax sharing agreement exists between the company and Omnicom.

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of December 31, 1998 and 1999 are as follows:

                                                                1998         1999
                                                              ---------   -----------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 342,913   $ 1,319,983
  Allowance for doubtful accounts...........................     18,396        18,396
  Accumulated amortization..................................     22,280        62,036
                                                              ---------   -----------
          Total deferred tax assets.........................    383,589     1,400,415
                                                              ---------   -----------
Deferred tax liabilities:
  Accelerated depreciation..................................      4,342         9,502
                                                              ---------   -----------
Net deferred asset..........................................    379,247     1,390,913
Valuation allowance.........................................   (379,247)   (1,390,913)
                                                              ---------   -----------
          Net deferred taxes................................  $      --   $        --
                                                              =========   ===========

     The Company's federal, state and local net operating loss carryforwards ("NOLs") of $2,870,152 as of December 31, 1999 would expire beginning in the year 2018 for federal NOLs and 2013 for state and local NOLs. Since the Company's losses have been included in the consolidated income tax returns of Omnicom, no loss carryforwards are available to the Company. As a result the Company has provided a 100% valuation allowance against the NOL portion of the deferred tax asset. As the Company is unable to conclude that it is more likely than not that the remaining deferred tax assets will be recognized, the Company also has provided a 100% valuation allowance against these deferred tax assets.

     A reconciliation of the income tax benefit computed at statutory tax rates to the income tax benefit recorded for the years ended December 31, 1998 and 1999 is as follows:

                                                              1998     1999
                                                              -----    -----
Income tax benefit at statutory rate........................  (34.0)%  (34.0)%
State and local income taxes, net of federal benefit........  (12.0)   (12.0)
Other.......................................................    0.5      0.4
Change in valuation allowance...............................   29.6     45.6
                                                              -----    -----
  Income tax provision......................................  (15.9)%    0.0%
                                                              =====    =====

8. SUBSEQUENT EVENTS

     On April 15, 2000 HeadHunter and the Company entered into an Agreement and Plan of Merger pursuant to which the Company shall merge with and into a wholly owned subsidiary of HeadHunter. In the merger, each share of common stock of the Company will be converted into 750 shares of HeadHunter's common stock. An aggregate of 7.5 million shares of HeadHunter common stock will be issued to the stockholders of the Company in the merger. This transaction is subject to certain closing conditions, including regulatory approvals and approval by HeadHunter's shareholders.

     Additional agreements will be entered into in connection with the merger, and a summary of the key terms follows:

     Credit Agreement between HeadHunter and Omnicom Finance, Inc. wherein Omnicom Finance, Inc. will provide a revolving line of credit of up to $10,000,000 to HeadHunter. The revolving line of credit will

                               CAREER MOSAIC INC.

terminate and the outstanding principal and unpaid interest will become payable upon the earlier of (1) the first anniversary of the effective time of the merger or (2) any public offering by HeadHunter which results in gross cash proceeds to HeadHunter of at least $30,000,000.

     Administrative Services Agreement between HeadHunter and the Parent Company to facilitate the combination of HeadHunter and the Company. The Parent Company will provide specific transitional and administrative services to HeadHunter for a period of one year after the effective time of the merger. For such services, HeadHunter will pay a monthly or hourly fee based on the services provided and will reimburse the Parent Company for all reasonable out of pocket expenses incurred in connection with the services provided.

     Agency Agreement between HeadHunter and the Parent Company under which the Parent Company may sell HeadHunter's recruiting services at rates prescribed by HeadHunter. The Parent Company will pay to HeadHunter a percentage of all gross billings attributable to HeadHunter services that it sells, which percentage will be adjusted quarterly based on the immediately preceding quarter's annualized gross billings. The Parent Company is not obligated to sell HeadHunter services. The agreement has an initial term of two years and will automatically renew for an additional two years unless either party gives written notice at least 60 days prior to the end of the term. Either party may terminate this agreement upon 30 days written notice.

     Prior to the merger, the Company will issue an additional 9,900 shares of CareerMosaic stock.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined balance sheet as of March 31, 2000, reflects the assumed consummation of the merger accounted for under the purchase method of accounting. The following unaudited pro forma combined statements of operations for the three months ended March 31, 2000, and for the year ended December 31, 1999, reflect the assumed consummation of merger accounted for under the purchase method as of the beginning of each such period. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. See "The Merger -- Accounting Treatment of the Merger."

     The unaudited pro forma financial information has been prepared by the management of HeadHunter.NET based on the historical financial statements of HeadHunter.NET and CareerMosaic. The unaudited pro forma combined financial information is prepared for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved had the merger been consummated at the beginning of the periods presented nor is it indicative of future financial position or results of operations. The unaudited pro forma combined financial information is based on the historical financial statements of HeadHunter.NET and CareerMosaic and should be read in conjunction with the respective historical financial statements. CareerMosaic previously operated as a division of Bernard Hodes Group, a subsidiary of Omnicom Group. Accordingly, CareerMosaic's historical financial information may not be indicative of what its financial position and results of operations would have been had it operated as a separate stand-alone entity.

                   UNAUDITED COMBINED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2000

                                           HISTORICAL      HISTORICAL     PRO FORMA            PRO FORMA
                                         HEADHUNTER.NET   CAREERMOSAIC   ADJUSTMENTS         HEADHUNTER.NET
                                         --------------   ------------   ------------        --------------
CURRENT ASSETS:
  Cash and cash equivalents............   $ 13,576,977    $        --    $ (2,000,000)(a)     $ 16,576,977
                                                                            5,000,000(b)
  Short-term investments...............      5,503,901             --              --            5,503,901
  Accounts receivable, net.............      3,667,844      1,385,121              --            5,052,965
  Prepaid expenses and other assets....      1,069,670        318,011              --            1,387,681
                                          ------------    -----------    ------------         ------------
         Total current assets..........     23,818,392      1,703,132       3,000,000           28,521,524
                                          ------------    -----------    ------------         ------------
PROPERTY AND EQUIPMENT, net............      3,390,193        913,320              --            4,303,513
INTANGIBLES, NET.......................      1,164,658      1,264,833      66,653,239           69,082,730
OTHER ASSETS...........................        575,581        265,573              --              841,154
                                          ------------    -----------    ------------         ------------
         Total assets..................   $ 28,948,824    $ 4,146,858    $ 69,653,239         $102,748,921
                                          ============    ===========    ============         ============
CURRENT LIABILITIES:
  Accounts payable.....................   $  1,724,984    $    87,255    $         --         $  1,812,239
  Accrued expenses.....................      3,510,641      1,920,510              --            5,431,151
  Due to parent........................             --      6,095,557      (6,095,557)(a)               --
  Customer deposits....................        203,840             --              --              203,840
  Deferred revenue.....................      3,492,516      1,617,332              --            5,109,848
                                          ------------    -----------    ------------         ------------
         Total current liabilities.....      8,931,981      9,720,654      (6,095,557)          12,557,078
                                          ------------    -----------    ------------         ------------
  Common stock.........................        109,097            100            (100)(a)          184,097
                                                                               75,000(d)
  Additional paid-in capital...........     64,899,582        664,346      69,435,654(a)(b)    134,999,582
  Stock warrants.......................        341,834             --              --              341,834
  Accumulated deficit..................    (41,576,517)    (6,238,242)      2,481,089(a)(c)    (45,333,670)
  Deferred compensation................     (3,757,153)            --       3,757,153(c)                --
                                          ------------    -----------    ------------         ------------
         Total equity..................     20,016,843     (5,573,796)     75,748,796           90,191,843
                                          ------------    -----------    ------------         ------------
         Total liabilities and
           equity......................   $ 28,948,824    $ 4,146,858    $ 69,653,239         $102,748,921
                                          ============    ===========    ============         ============

---------------

(a) Reflects our estimate of the purchase price allocation arising from the merger of CareerMosaic into our wholly owned subsidiary as if it had occurred on January 1, 1999. A summary of the computation is as follows:

Purchase Price..............................................  $ 65,175,000
Less: Net tangible assets acquired..........................      (521,761)
Less: Identifiable intangible assets........................   (63,181,410)
                                                              ------------
                                                                 1,471,829
Plus: Transaction costs of purchase acquisition.............     2,000,000
                                                              ------------
Excess purchase price over the fair value of CareerMosaic's
  net assets acquired (i.e. goodwill).......................  $  3,471,829
                                                              ============

(a) The estimated allocation of the purchase price should be considered preliminary. Subsequent to the consummation of the transaction, we will undertake a full investigation of the allocation of the purchase price among the assets acquired. The result of such an investigation may materially impact our results of operations as allocation of value among assets acquired and liabilities assumed with differing useful lives may differ from our management's current estimate.

(b) Reflects $5 million to be contributed by Bernard Hodes Group to CareerMosaic.

(c) Reflects the vesting of outstanding options of HeadHunter.NET which vest upon change in control.

(d) Reflects 7.5 million shares of HeadHunter.NET common stock issued to stockholders of CareerMosaic in the merger (representing approximately $65.2 million, at $8.69 per share) as if such shares were outstanding since January 1, 1999.

              UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                       HISTORICAL      HISTORICAL      PRO FORMA         PRO FORMA
                                     HEADHUNTER.NET   CAREERMOSAIC   ADJUSTMENTS(A)    HEADHUNTER.NET
                                     --------------   ------------   --------------    --------------
REVENUES...........................   $ 6,379,553     $ 3,630,922    $          --      $ 10,010,475
OPERATING EXPENSES:
  Cost of revenues.................        86,876              --               -- (a)        86,876
  Marketing and selling............     9,250,433       4,997,251               -- (a)    14,247,684
  General and administrative.......     1,865,842       3,246,177               -- (a)     5,112,019
  Stock compensation expense.......       255,062              --         (121,120)(b)       133,942
  Depreciation and amortization....       297,137         160,059        3,332,662 (c)     3,789,858
  Allocated corporate costs........            --         541,449               --           541,449
                                      -----------     -----------    -------------      ------------
          TOTAL OPERATING
            EXPENSES...............    11,755,350       8,944,936        3,211,542        23,911,828
OTHER INCOME (EXPENSE):
  Interest income (expense)........            --         (41,090)              --           (41,090)
  Other income (expense)...........       277,572              --               --           277,572
                                      -----------     -----------    -------------      ------------
INCOME (LOSS) BEFORE INCOME
  TAXES............................    (5,098,225)     (5,355,104)      (3,211,542)      (13,664,871)
                                      -----------     -----------    -------------      ------------
INCOME TAX BENEFIT.................            --              --               --                --
                                      -----------     -----------    -------------      ------------
NET INCOME (LOSS)..................   $(5,098,225)    $(5,355,104)   $  (3,211,542)     $(13,664,871)
                                      ===========     ===========    =============      ============
Basic and diluted loss per
  share:...........................         (0.47)                                             (0.74)
                                      ===========                                       ============
Weighted average number of common
  shares -- basic and diluted......    10,851,196                        7,500,000(d)     18,351,196
                                      ===========                    =============      ============

---------------

(a) Adjustments have not been made to cost of revenue or to selling, general and administrative costs. However, cost of revenue and selling, general and administrative costs incurred by CareerMosaic may not be indicative of the cost of revenue and selling, general and administrative costs that would have been incurred by HeadHunter.NET in relation to the same assets.
(b) Reflects the reduction of stock compensation expense related to the amortization of deferred compensation in connection with stock options issued prior to January 1, 1999.
(c) Represents additional amortization based on preliminary purchase price allocation as noted in footnote (a) to the pro forma balance sheet for the acquisition of CareerMosaic using a five-year amortization period. Purchase price will be allocated to certain identifiable intangible assets including customer list, trademark, technology, workforce and non-compete agreement with the remaining purchase price being allocated to goodwill.
(d) Reflects 7.5 million shares of HeadHunter.NET common stock issued to stockholders of CareerMosaic in the merger (representing approximately $65.2 million, at $8.69 per share) as if such shares were outstanding since January 1, 1999. Also, excludes the effect of stock options for purposes of the diluted earnings per share calculation, since the effect for pro forma purposes is antidilutive.

              UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                        HISTORICAL      HISTORICAL      PRO FORMA           PRO FORMA
                                      HEADHUNTER.NET   CAREERMOSAIC   ADJUSTMENTS(A)      HEADHUNTER.NET
                                      --------------   ------------   --------------      --------------
REVENUES............................   $  9,253,954    $13,636,170    $          --        $ 22,890,124
OPERATING EXPENSES:
  Cost of revenues..................        147,275             --               --(a)          147,275
  Marketing and selling.............      9,898,815      6,402,685               --(a)       16,301,500
  General and administrative........      3,786,728      7,083,566               --(a)       10,870,294
  Stock compensation expense........      5,528,114             --         (484,480)(b)       5,043,634
  Depreciation and amortization.....        528,256        280,075       13,330,648(c)       14,138,979
  Allocated corporate costs.........             --      2,049,778               --           2,049,778
                                       ------------    -----------    -------------        ------------
          Total Operating
            Expenses................     19,889,188     15,816,104       12,846,168          48,551,460
OTHER INCOME (EXPENSE):
  Interest income (expense).........             --        (31,083)              --             (31,083)
  Other income (expense)............        379,198             --               --             379,198
                                       ------------    -----------    -------------        ------------
INCOME (LOSS) BEFORE INCOME TAXES...    (10,256,036)    (2,211,017)     (12,846,168)        (25,313,221)
                                       ------------    -----------    -------------        ------------
INCOME TAX BENEFIT..................             --             --               --                  --
                                       ------------    -----------    -------------        ------------
NET INCOME (LOSS)...................   $(10,256,036)   $(2,211,017)   $ (12,846,168)       $(25,313,221)
                                       ============    ===========    =============        ============
Basic and diluted loss per share:
  (d)...............................          (5.90)                                              (3.18)
                                       ============                                        ============
Weighted average number of common
  shares -- basic and diluted.......      5,412,135                       9,390,411(e)       14,802,546
                                       ============                   =============        ============

---------------

(a) Adjustments have not been made to cost of revenue or to selling, general and administrative costs. However, cost of revenue and selling, general and administrative costs incurred by CareerMosaic may not be indicative of the cost of revenue and selling, general and administrative costs that would have been incurred by HeadHunter.NET in relation to the same assets.

(b) Reflects the reduction of stock compensation expense related to the amortization of deferred compensation in connection with stock options prior to January 1, 1999.

(c) Represents additional amortization based on preliminary purchase price allocation as noted in footnote (a) to the pro forma balance sheet for the acquisition of CareerMosaic using a five-year amortization period. Purchase price will be allocated to certain identifiable intangible assets including customer list, trademark, technology, workforce and non-compete agreement with the remaining purchase price being allocated to goodwill.

(d) In January 1999, a one-time non-cash charge to accumulated deficit of $21.7 million was recorded in conjunction with the conversion of the loan and security agreement from debt to equity. This conversion was accounted for as a distribution to the Class A preferred shareholders and therefore, an increase in net loss attributable to common shareholders.

(e) Reflects (i) 3 million shares of HeadHunter.NET common stock issued in a public offering completed August 19, 1999 and (ii) 7.5 million shares of HeadHunter.NET common stock issued to stockholders of CareerMosaic in the merger (representing approximately $65.2 million, at $8.69 per share) as if such shares were outstanding since January 1, 1999. Also, excludes the effect of stock options for purposes of the diluted earnings per share calculation, since the effect for pro forma purposes is antidilutive.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      HEADHUNTER.NET, INC.


                                      By:      /s/ Mark W. Partin
                                         --------------------------------------
                                      Name:    Mark W. Partin
                                           ------------------------------------
                                      Title:   Chief Financial Officer
                                           ------------------------------------

Dated:   August 1, 2000




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